Exhibit 11.1


                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE


                                                                 December 31,
                                                        1996         1995            1994
                                                  ------------   ------------    ------------
Calculation of shares outstanding for computing
    net loss per share:
       Weighted average shares of
       common stock outstanding                     10,381,700      5,744,600       1,202,064

       SEC Staff Accounting Bulletin
       Nos. 55, 64, and 83 "cheap stock"                  --             --         1,070,822

Total  shares used in calculation
of net loss per share                               10,381,700      5,744,600       2,272,886
                                                                 ============    ============


Net loss                                          ($13,543,057)  ($14,857,714)   ($15,895,217)
                                                  ============   ============    ============

Net loss per share                                ($      1.30)  ($       259)   ($      6.99)
                                                  ============   ============    ============
Calculation of shares outstanding for computing
  pro forma net loss per share:
       Shares used in computing net
       loss per share                                     --        5,744,600       2,272,886
       Adjusted to reflect the effect of the
       assumed conversion of Preferred
       Stock from the date of issuance (1)                --        1,732,331       3,259,130
                                                  ------------   ------------    ------------
Shares used in computing pro forma net
  loss per share                                          --        7,476,931       5,532,016
                                                  ============   ============    ============
Net loss                                                  --     ($14,857,714)   ($15,895,217)

Pro forma net loss per share                              --     ($      1.99)   ($      2.87)
                                                  ============   ============    ============

(1) Series A, B, C and D shares

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